Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective July 1, 2006, is entered into by and between SYS Technologies, a California corporation, with its principal office at 5050 Murphy Canyon Road, Suite 200, San Diego, California 92123 (“Company”), and Cliff Cooke, (“Employee”), collectively the “Parties.” The Parties hereto desire to enter into an employment arrangement and in order to accomplish that purpose and in consideration of the terms, covenants and conditions hereinafter set forth, the Parties hereby enter into this Agreement.

SECTION 1

EMPLOYMENT; TERM; DUTIES

1.1  Employment. Upon the terms and conditions hereinafter set forth, the Company employs Employee, and Employee hereby accepts employment, as President and Chief Executive Officer (“CEO”).

1.2  Term. Employee’s employment hereunder shall be for a term (the “Term”) commencing on the date this Agreement is effective and ending on June 30, 2008, unless the Agreement terminates sooner pursuant to Section 4 below; provided, however, that the Agreement shall renew automatically for successive periods of one (1) year unless the Company or Employee provides written notice to the other Party of a desire to change, modify, amend or terminate the Agreement at least thirty (30) days prior to the then-current expiration date of the Agreement. If the Company elects not to renew this Agreement at the conclusion of the Term, Employee will be eligible for severance benefits pursuant to and in accordance with subsections 4.2 or 4.4.

1.3  Duties. During the Term, Employee shall perform such duties for the Company as are prescribed by applicable job specifications, the Bylaws of the Company and such other or additional duties, consistent with such Bylaws, as may be assigned to him/her from time to time by the Board of Directors of the Company. Employee shall devote his/her best efforts, attention and energies to the performance of his/her duties hereunder. This employment is full-time and exclusive. Employee may not work for any other company or enterprise during the Term of this Agreement such that such employment would conflict or interfere with his/her obligations to the Company under this Agreement. Employee must advise the Board in writing prior to undertaking any employment in addition to his/her employment with the Company.

SECTION 2

COMPENSATION

2.1  Base Salary. For all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of Two Hundred Seventy Five Thousand Dollars ($275,000). This Base Salary shall be payable in accordance with the normal payroll practices of Company, less required deductions pursuant to state and federal law, and less any amounts to be deducted pursuant to agreement between the Parties.

2.2  Incentive Compensation. The Employee shall also be paid such bonuses and/or other compensation as may be determined from time to time by the Board of Directors as they, in their sole discretion, may determine based upon the performance of the employee and/or of the Company.

2.3  Performance and Salary Review. Employee's performance will be reviewed periodically, usually on an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors.

SECTION 3

BENEFITS/BUSINESS EXPENSES

3.1  Benefits. During the Term, Employee shall be entitled to participate in such life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company makes available to the employees of the Company as a group.

3.2  Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his/her duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies and procedures.

SECTION 4

TERMINATION; RESIGNATION; CHANGE OF CONTROL; DEATH; DISABILITY

4.1  Termination of Employment With Cause. If (a) Employee fails to meet the performance standards established for his/her position and does not remedy such shortcomings within 30 days after written notice from the Company of such failure; or (b) Employee breaches any material provision of this Agreement; or (c) Employee has been convicted of any felony; or (d) Employee commits any act of fraud, misappropriation of funds or embezzlement; or (e) Employee fails to report to work for three (3) consecutive business days without informing his/her superior; or (f) Employee commits any act, or fails to take any action, the effect of which is to bring the Company into disrepute with any of its customers, including, but not limited to a material violation of the Company Code of Ethics, the Company shall have the right, upon written notice to the Employee, to immediately terminate his/her employment (“Termination With Cause”) hereunder, without any further liability or obligation to him/her hereunder or otherwise in respect of his/her employment, other than its obligation to pay unpaid Base Salary and unused personal time accrued as of the date of termination.

4.2  Termination of Employment Without Cause. Notwithstanding any provision to the contrary herein, the Company may at any time, in its sole and absolute discretion and for any or no reason, terminate the employment of the Employee hereunder; PROVIDED, that if such termination is not a Termination With Cause, as defined by subsection 4.1, and such termination is not caused by the death or Disability of the Employee, the Company shall pay and/or provide the Employee as follows:

4.2.1  All accrued but unpaid Base Salary.

4.2.2  Reimbursement of normal incidental employee expenses as of the date of the termination as and when such amount is due and payable hereunder in accordance with subsection 3.2.

4.2.3  Company shall pay eighteen (18) severance payments (“Severance Payments”) payable monthly to Employee equivalent to one-twelfth (1/12) of the Base Salary in effect as of the date of such termination (the “Termination Date”) for a period of twelve months from the Date of Termination (the “Severance Period”), provided that Employee and the Company execute an appropriate mutual general release before Employee has any entitlement to the Severance Payments. Company will also pay the premiums on the COBRA insurance coverages during the Severance Period, provided that Employee qualifies for such coverages and timely elects COBRA coverage. The Company may, at its option, pay for and acquire insurance which will provide the Severance Payments and such benefits during the Severance Period.

4.2.4  All stock options issued to Employee or earned but not yet issued prior to the Termination Date shall immediately become fully vested.

4.2.5  Accrued but unused personal leave shall be paid out in accordance with legal requirements. No personal leave or other benefits shall continue to accrue during the Severance Period.

4.2.6  Notwithstanding the foregoing, if any amounts due to Employee pursuant to this Agreement are determined to be “Parachute Payments” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, then the total compensation paid to Employee pursuant to this Agreement, together with any other payment or the value of any benefit received or to be received by Employee which is treated as a Parachute Payment shall not exceed 2.99 times Employee’s Base Amount (as such term is defined in Section 280G of the Code). In the event a reduction of the payments set forth in this Agreement is required pursuant to this Section, Employee may select the compensation which will be reduced in order to fall within the 2.99 times Base Amount limitation.

4.3  Resignation.

4.3.1  If Employee resigns (except as set forth in subsections 4.3.2 or 4.4 below), this Agreement shall immediately terminate and the Company shall have no further liability or obligation to Employee hereunder, including any severance payments, or otherwise in respect of his/her employment, other than its obligation to pay unpaid Base Salary and unused personal leave accrued as of the date of resignation.

4.3.2  Resignation with Cause. If Employee resigns his/her employment because (a) his/her position or duties are modified by the Company to such an extent that his/her duties are substantially no longer consistent with the position for which he/she was employed pursuant to this Agreement, or (b) there has been a material breach by the Company of a material term of this Agreement which continues uncured following fourteen (14) days after written notice by Employee to the Company of such breach, then Employee will be entitled to the severance benefits set forth in subsection 4.2, consistent with the terms of said provision.

4.4  Change In Control. In the event of a Change in Control (as that term is defined below), Company shall immediately take all necessary measures, consistent with the Company’s Stock Option Plans, to accelerate the vesting of any unvested options held by the Employee under such Plans so that such options will be treated as vested options during the Change in Control. In addition, employment separation, as provided in this section, that occurs as a result of a Change in Control shall result in Severance Payments on the same terms set forth in subsection 4.2 above, except that the Severance Period shall be three (3) months, or until restrictions on Mr. Cooke selling his tock are lifted, whichever occurs later. Such Change In Control Severance Payments will be made in the event of:

(a) Employee’s involuntary dismissal or discharge by the Company, other than pursuant to subsections 4.1, 4.3.1, or 4.5, or

(b) Employee’s voluntary resignation, other than pursuant to subsection 4.3, following (i) a change in his/her position with the Company (or Parent or Subsidiary employing Employee) which materially reduces his/her duties and responsibilities or the level of management to which he/she reports, (ii) a reduction in Employee’s level of compensation as of the date of the Change in Control (including base salary and fringe benefits), or (iii) a relocation of Employee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction, or relocation is effected by the Company without Employee’s express consent.

4.4.1  For purposes of this Agreement, a “Change in Control” shall mean: (i) the acquisition, by one person or a group, of stock of the Company that causes such person or group to own more than 50% of the total fair market value or total voting power of the stock of such Company; (ii) either: (1) the acquisition, by one person or a group, of ownership of 35% or more of the total voting power of the stock of the Company; or (2) the replacement of a majority of the members of the Board with directors whose appointment or election is not endorsed by the existing Board; AND (iii) the acquisition of assets from the Company that have a total gross fair market value of 40% or more of the total gross fair market value of all assets of the Company prior to the acquisition.

4.5  Termination Due to Death or Disability. This Agreement will immediately terminate upon Employee’s death. This Agreement will terminate upon Employee’s Disability (as defined below), when consistent with state and federal law. In the event of Employee’s termination due to death or Disability, Employee, or Employee’s heirs, personal representatives or estate, as the case may be, will be entitled to receive only the standard entitlements and those benefits available under any applicable Company plan or insurance policy, subject to such plan or policy requirements, along with accrued unpaid Base Salary and personal time. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, neither Employee nor Employee’s heirs, personal representatives or estate will be entitled to receive Severance Payments or other benefits described in subsection 4.2 above.

4.5.1  For the purpose of this Agreement only, the Company will not deem this Agreement terminated due to Employee’s Disability unless: (i) he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) he or she is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Employee is determined to be totally disabled by the Social Security Administration. For purposes of this Section 4.5.1(i) and (ii), whether Employee satisfies the definition of Disabled shall be determined in good faith by the Board of Directors of the Company.

4.6  Catch-Up Payments for Certain Key Employees. The Company shall delay any payments required under this Section 4 for six months following Employee’s termination if Employee is deemed a “key employee,” as that term is defined under Code Section 409A. If payments under Section 4 are delayed, then on the day following the end of the six-month period the Company shall make a catch-up payment equal to the total amount of such payments that would have been made during the six-month period but for the application of Code Section 409A, plus interest calculated at the one-year Treasury Bill rate.

SECTION 5

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION; NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1  Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his/her employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions. This Agreement and this subsection does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code.

5.2  Confidential/Trade Secret Information/Non-Disclosure.

5.2.1  Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various confidential/trade secret information of the Company. “Confidential/trade secret information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business. Employee and the Company agree that the term “confidential/trade secret” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/trade secret information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its affiliates and its predecessors and/or their employees during the term of Employee’s employment with the Company. It does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company or its affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an employee of the Company or its affiliates or predecessors and who did not derive it from the Company or its affiliates or predecessors.

5.2.2  Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his/her use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Employee agrees that he/she will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Employee agrees that he/she will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his/her duties under this Agreement. Employee further agrees that he/she shall surrender to the Company all documents and materials in his/her possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he/she shall not thereafter retain any copies of any such materials.

5.2.3  Non-Solicitation of Customers/Prohibition Against Unfair Competition. Employee agrees that at no time after his/her employment with the Company will he/she engage in competition with the Company while making any use of the Company’s confidential/trade secret information. In addition, Employee agrees that, for the duration of the severance payments as provided for in Section 4.2 or 4.4, he/she will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last two (2) years of his/her employment with the Company.

5.3  Conflict of Interest. During Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, controlling or 5% stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during Employee’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during Employee’s employment, the Board of Directors may ask Employee to choose to discontinue the other work or resign employment with Company. In addition, Employee agrees not to refer any client or potential client of Company to competitors of Company without obtaining the Company’s prior written consent during Employee’s employment. Any termination of Employee’s employment due to violation of this subsection is considered “With Cause” for the purposes of section 4.1 above.

5.4  Non-Solicitation During Employment. Employee shall not during his/her employment interfere with or disrupt or attempt to disrupt Employer’s business relationship with its customers or suppliers or solicit any of the employees of Employer to leave the employ of Employer.

5.5  Non-Solicitation of Employees. Employee agrees that, for the duration of the severance payments as provided for in Section 4.2 or 4.4, he/she shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.6  Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this section 5. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law. In addition, if the Employee breaches any of the provisions of this section 5, any and all Severance Payments and benefit obligations under this Agreement or otherwise will cease and be extinguished in their entirety and the Company will have no further obligations in that regard.

5.7  Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.8  Definition. For purposes of this section 5, the term “Company” shall be deemed to include any subsidiary or affiliate of the Company.

SECTION 6

MISCELLANEOUS

6.1  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns; PROVIDED, that the rights and obligations of the Employee hereunder shall not be assignable by him/her.

6.2  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within forty-eight (48) hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	SYS Technologies 5050 Murphy Canyon Road, Suite 200 San Diego, CA 92123 Tel: (858) 715-5500 Fax: (858) 715-5510 Attention: Sr. Vice President, Corp. Admin.

If to Employee:	Name: Cliff Cooke Address: , CA Tel: (___) ___-____ Fax: (___) ___-____

6.3  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7  Authority. The Parties each represent and warrant that it/he or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8  Attorneys’ Fees. The Parties shall each be responsible for their own attorneys’ fees.

6.9  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10  Applicable Law; Choice of Forum. Any proceeding between the parties arising out of or relating to this Agreement shall be brought in the appropriate forum in San Diego County, California. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.11  Arbitration.

6.11.1  Scope. To the fullest extent permitted by law, Employee and Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

6.11.2  Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in San Diego, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Dated:	October 27, 2006	/s/ Clifton L. Cooke, Jr.
Name: Clifton L. Cooke, Jr.

SYS Technologies, Inc.

Dated:	October 27, 2006	By: /s/ Rob Babbush
Name: Rob Babbush Title: Sr. Vice President, Corp. Admin.